                                                                    Exhibit 12.1

                            BREED Technologies, Inc.
   Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                       (In thousands, except per ratios)



                                                                                                              Pro      Pro forma
                                                                                          Nine       Nine      forma       (2)
                                                                                         months     months    (1) Year  nine-month
                                         Fiscal Years ended June 30,                     ended       ended      ended   period ended
                          ----------------------------------------------------------    March 31,    March 31,  June 30,   March 31,
                                1993      1994       1995       1996          1997        1998         1997       1997       1998
                          ------------  --------  ---------  -----------  -----------  -----------  ----------  -------  -----------
Earnings Computation
   Pre-tax earnings
    (losses) from
    continuing operations      27,638    73,009    110,133     98,338        29,647     (374,400)    20,600     24,700    (383,700)
   Add: Fixed Charges           2,218     1,423      1,156      2,979        29,451       70,844     19,244    107,982      74,444
   Subtract: Dividends on
    redeemable preferred
    stock                                                                                 (5,700)              (16,300)    (12,200)
   Subtract: Capitalized
    Interest                        0         0          0          0           (90)         (68)       (68)       (90)        (68)
                          ------------  --------  ---------  -----------  -----------  -----------  ----------  -------  -----------
Total Earnings as Adjusted     29,856    74,432    111,289    101,317        59,008     (309,324)    39,776    116,292    (321,524)

Fixed Charges Computation
   Interest expensed            2,112     1,062        829      2,664        26,800       47,800     17,800     84,600      58,400
   Capitalized interest                                                          90           68         68         90          68
   Amortization of
    deferred financing
    costs                                                                       726       15,900                 3,400       2,400
   Estimated interest
    factor on operating
    leases                        106       361        327        315         1,835        1,376      1,376      3,592       1,376
   Dividends on redeemable
    preferred stock                                                                        5,700          0     16,300      12,200
                          ------------  --------  ---------  -----------  -----------  -----------  ----------  -------  -----------
Total Fixed Changes             2,218     1,423      1,156      2,979        29,451       70,844     19,244    107,982      74,444
                          ============  ========  =========  ===========  ===========  ===========  ==========  =======  ===========

Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends                      13.46     52.31      96.27      34.01          2.00        (4.37)      2.07       1.08       (4.32)
                          ============  ========  =========  ===========  ===========  ===========  ==========  =======  ===========
Insufficiency of earnings
 to cover combined fixed
 charges and preferred
 stock dividends                                                                         380,168                           395,968
                          ============  ========  =========  ===========  ===========  ===========  ==========  =======  ==========
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(1)  Gives effect to the 1997  Acquisitions and the SRS Acquisition
(2)  Gives effect to the SRS  Acquisition


NOTE: The Ratio of earnings to combined fixed charges and preferred stock
----
dividends would not be effected by the conversion of Preferred Securities into
Convertible Debentures because (i) the Distribution rate of 6.5% on the
Preferred Securities is equal to the coupon rate of the Convertible Debentures and (ii) the total principal amount outstanding will be unchanged.